FOR IMMEDIATE RELEASE
                                                       THURSDAY, APRIL 23, 1998
[REPAP LOGO]

                                  PRESS RELEASE

        REPAP REPORTS FIRST QUARTER RESULTS AND RECAPITALIZATION PROGRAM

STAMFORD, CT. -- Repap Enterprises Inc. today reported results for the first quarter ended March 31, 1998. Including the net gain on discontinued operations, Repap recorded a net income of $17.3 million ($0.02 per share) compared with a loss of $125.9 million ($1.02 per share) in the first quarter of 1997.

Excluding discontinued operations, Repap's net loss from continuing operations was $0.8 million compared with a net loss from continuing operations of $42.1 million in the first quarter of 1997.

The first quarter of 1998 included net income from discontinued operations of $18.1 million, reflecting mainly the net gain on the sale of its Atholville magnefite pulp operations which was completed in February 1998. During this first quarter of 1997, a net loss of $83.8 million from discontinued operations was recorded, reflecting mainly operating losses incurred during that period related to discontinued operations.

Revenues from continuing operations for the first quarter of 1998 were $163.3 million, up 16% from revenues of $140.9 million in the first quarter of 1997 and down 1% from revenues of $165.3 million in the fourth quarter of 1997. Revenues from coated paper were $148.3 million, up $35.8 million or 32% over the first quarter of 1997 and up $12.1 million or 9% over the fourth quarter, reflecting increased pricing and shipments. Pulp revenues for the first quarter of 1998 were $9.9 million, down by approximately $13 million from both the first and fourth quarters of 1997, reflecting lower pricing and shipments.

Repap's operating profit from continuing operations, excluding non-cash hedged foreign exchange adjustments, ("EBITDA") was $45.1 million for the first quarter compared to an operating profit of $6.5 million in first quarter of 1997 and to an operating profit of $36.0 million in the fourth quarter of 1997.

Commenting on the results, Mr. Stephen Larson, President and Chief Executive Officer, said, "We are pleased with the continuing success of this turnaround. Noteworthy is the $9 million improvement in EBITDA quarter over quarter and the breakeven net income achieved by Repap New Brunswick. The 25% improvement in EBITDA is reflective of the US$60 per ton price increase in coated groundwood paper implemented in January and continuing improvements in productivity and costs. The outlook for the lightweight coated groundwood market continues to be favorable and our order book is good."

RECAPITALIZATION PROGRAM
Repap also announced today a major recapitalization program aimed at extending debt maturities, increasing financial flexibility and streamlining the corporate structure. The program, which is expected to be completed in the first half of 1998, includes the following elements:

1. A commitment by Enron Capital & Trade Resources Corp. ("ECT"), a subsidiary of Enron Corp., to make a private investment of US$45 million in new Convertible Subordinated Debentures at the Repap Enterprises (holding company) level, subject to entering into definitive agreements and other conditions. These 6% Convertible Subordinated Debentures will mature in June 2005 and will be convertible into Repap common stock at US$0.35 per share (approximately Cdn $0.50 per share).

     Repap intends to use the proceeds of this issue, along with cash on hand, to redeem, at par value, its outstanding Cdn $75 million, 9% Convertible Subordinated Debentures maturing June 30, 1998.

2. In connection with ECT's investment, Repap and ECT will enter into a five-year Energy Advisory Services Agreement to maximize Repap's energy flexibility and reduce Repap's energy-related costs and risk exposures. In addition, Repap and ECT have entered into a Pulp and Paper Price Risk Management Program to manage Repap's exposure to product price volatility.

3. Repap also intends to pursue a refinancing of Repap New Brunswick's outstanding US$150 million First Priority Senior Secured Floating Rate Notes and US$150 million First Priority Fixed Senior Secured Rate Notes, each maturing in 2000. In connection with the refinancing, Repap expects that it will conduct a tender offer and consent solicitation for the First Priority Notes that will be managed by Credit Suisse First Boston. This refinancing is expected to be funded by a private placement of two series of Notes similar to the Notes being repaid but with a maturity date of 2004, thereby increasing financial flexibility. The timing and terms of the refinancing are subject to market conditions and other factors.

4. Finally, Repap will amalgamate its public holding company, Repap Enterprises Inc. with its wholly-owned subsidiary, Repap New Brunswick Inc. This amalgamation, which requires bondholder consent, but does not require shareholder approval, will significantly streamline the corporate legal, accounting and tax structures while enhancing financial flexibility. Subject to obtaining the necessary consents, the amalgamation is expected to become effective January 1, 1999.

     Commenting on the program, Mr. Larson said, "The management and Board of Directors of Repap are pleased to have the opportunity to work with Enron, a world class, highly innovative company. We believe that Enron's experience in the energy field will bring additional value to Repap."

     Enron is the world's leading integrated natural gas and electricity company. The company owns approximately $23 billion in energy related assets and delivers physical commodities and risk management and financial services to provide energy solutions to customers around the world.

     "We are also pleased to announce the proposed refinancing of Repap New Brunswick and amalgamation with Repap," added Larson. "Both will significantly enhance our financial flexibility, allowing us to concentrate our efforts on continued operating improvements."

Repap Enterprises Inc. is a major producer of lightweight coated groundwood paper with 9% of North American capacity. This high quality paper is utilized in magazines, catalogs, inserts and commercial printing applications. The Company's world-class coated paper complex in New Brunswick has two modern paper machines with an annual design capacity of 492,000 tons, a northern bleached softwood kraft pulp with an annual capacity of 235,000 metric tons, an integrated groundwood pulp mill with an annual capacity of 123,000 metric tons and lumber operations with an annual capacity of 58 mmbf.

The new Convertible Subordinated Debentures and underlying shares of Repap Enterprises and the new Notes of Repap New Brunswick have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

All figures are reported, unless otherwise noted, in Canadian dollars and under accounting principles generally accepted in Canada.


For more information contact:

Stephen C. Larson                              Michelle A. Cormier
President & CEO                                Vice-President, Finance
(203) 964-6163                                 (203) 964-6168


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


                             REPAP ENTERPRISES INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                         (Millions of Canadian dollars)

                                                                                       Quarter Ended
                                                      -----------------------------------------------------------------------------
                                                       Mar. 31, 1997    Dec. 31, 1997     Mar. 31, 1998      Q1 vs Q1      Q1 vs Q4
                                                       -------------    -------------     -------------     ----------    ---------
REVENUES                                               $       140.9    $       165.3     $       163.3         +16%           -1%
Hedged foreign exchange adjustment (1)                 $         1.2    $         1.6     $         1.2
                                                       -------------    -------------     -------------
NET REVENUES                                           $       139.7    $       163.7     $       162.1
                                                       -------------    -------------     -------------
Net sales                                              $       123.7    $       147.5     $       146.9         +19%          -0%
Cost of sales                                          $       108.8    $       104.0     $        95.0
Selling, administrative and research                   $         9.6    $         9.1     $         7.9
                                                       -------------    -------------     -------------
Operating margin                                       $         5.3    $        34.4     $        44.0
Depreciation & amortization                            $        12.2    $        13.1     $        16.1
                                                       -------------    -------------     -------------
Operating profit (loss)                                $        (6.9)   $        21.3     $        27.9
Interest expense                                       $        29.9    $        26.6     $        26.5
Other expenses (income)                                $        (0.4)   $         0.5     $        (0.2)
Unusual item                                           $          --    $          --     $         --
                                                       -------------    -------------     -------------
   Pre-tax loss                                        $       (36.4)   $        (5.8)    $         1.6
Provision for income taxes (2)                         $         0.7    $         0.7     $         0.8
                                                       -------------    -------------     -------------
LOSS FROM CONTINUING OPERATIONS                        $       (37.1)   $        (6.5)    $         0.8
Provision for accretion of paid-in capital             $         5.0    $         1.5     $         1.6
                                                       -------------    -------------     -------------
LOSS FROM CONTINUING OPERATIONS                        $       (42.1)   $        (8.0)    $        (0.8)
Discontinued operations (3)                            $       (83.8)   $        57.4     $        18.1
                                                       -------------    -------------     -------------
NET INCOME (TAX)                                       $      (125.9)   $        49.4     $        17.3
                                                       =============    =============     =============
Ave common shares outstanding (millions) (4)                   123.4            742.5             742.5
Earnings (loss) per share:            Continuing       $       (0.34)   $       (0.01)    $        0.00
                                      Discontinuing    $       (0.68)   $        0.08     $        0.02
                                                       -------------    -------------     -------------
                                      Total            $       (1.02)   $        0.07     $        0.02
                                                       =============    =============     =============

-----------------------------------------------------------------------------------------------------------------------------------
REVOLVING CREDIT FACILITIES (5)                        $       226.7    $        97.5     $        80.7
CAPITAL EXPENDITURES                                   $         0.6    $         9.0     $         2.7
-----------------------------------------------------------------------------------------------------------------------------------
CASH FROM (USED BY) CONTINUING OPERATIONS
BEFORE WORKING CAPITAL CHANGES                         $       (23.7)   $         9.5     $        15.9
NON-CASH WORKING CAPITAL CHANGES                       $        19.1    $        (6.1)    $        23.3
                                                       -------------    -------------     -------------

CASH FROM (USED BY) CONTINUING OPERATIONS
BEFORE WORKING CAPITAL CHANGES                         $        (4.6)   $         3.4     $        39.2
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES BY SEGMENT (IN MILLIONS)
Coated Paper                                           $       112.5    $       136.2     $       148.2
Pulp                                                            22.1             22.9               9.9
Lumber                                                           6.3              6.2               5.2
Hedged foreign exchange adjustment (1)                          (1.2)            (1.6)             (1.2)
                                                       -------------    -------------     -------------
Total Revenues                                         $       139.7    $       163.7     $       162.1
                                                       =============    =============     =============
SHIPMENTS (IN THOUSANDS)
Coated Paper (tons)                                              110              110               112          +2%           +2%
Pulp (tonnes)                                                     31               30                13         -58%          -57%
Lumber (Mmbf)                                                     13               14                12          -8%          -14%

(1) Represents non-cash impact of hedged currency exchange losses.
(2) Virtually no deferred income tax provision is currently being recorded in the accounts.
(3) Discontinued Operations reflect the operations and proceeds from sale of Repap British Columbia, Alcell, Repap USA, Repap
    Manitoba and Atholville Magnefite Pulp Mill.
(4) Reflects the issuance of 619.0 million shares in repayment of U.S.$130 million convertible debentures of the parent in Q3'97.
(5) Under Canadian GAAP, prior period balance sheets are not restated for discontinued operations, therefore prior periods include the revolvers of discontinued operations.

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